EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-15190, 333-52476, 333-101457 and 333-53150 on Form S-3; Registration Statement Nos. 33-47534, 333-40796, 33-54307, 333-95035, 333-91786 and 33-1720 on Form S-8; and Registration Statement No. 2-96386 on Form S-14, all of Pinnacle West Capital Corporation, of our report dated March 11, 2004 (December 15, 2004 as to the effects of the discontinued operations of NAC described in Note 22) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in 2003 in the method of accounting for non-trading derivatives, the change in 2002 in the method of accounting for trading activities, and to the change in 2001 in the method of accounting for derivatives and hedging activities) appearing in this Current Report on Form 8-K of Pinnacle West Capital Corporation.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
December 17, 2004